Exhibit 23.8

Consent of Thom Seal

Reference is made to the Annual Report of Midway Gold Corp. (the “Company”) on Form 10-K filed with the Securities and Exchange Commission on March 12, 2013 (the “Annual Report”).

I hereby consent to the references to my name under the heading Description of Properties – Golden Eagle Property – Mineral Resources” in the Annual Report which the Company used, or directly quoted from, in preparing summaries concerning the Company’s mineral resources which appear in such Annual Report and the incorporation therein of such references to the Company’s registration statements on Form S-3 (Nos. 333-186230, 333-184475, 333-172009 and 333-165842) and on Form S-8 (Nos. 333-181337 and 333-148796).

/s/ “Thom Seal, Ph.D., P.E.”

Thom Seal

March 12, 2013